                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a party other than the Registrant [  ]

Check the appropriate box:
    [ ] Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule
          14a-6(e)(2))
    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         HIBBETT SPORTING GOODS, INC.
                         ----------------------------
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
          and 0-11

(1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------


(2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

-------------------------------------------------------------------------------


(4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
(5)  Total fee paid:
                    -----------------------------------------------------------
     Fee paid previously with preliminary materials. Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ----------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
                                                      ------------------------
     (3) Filing Party:
                      --------------------------------------------------------
     (4) Date Filed:
                    ----------------------------------------------------------

_____________________
* Set forth the amount on which the filing fee is calculated and state how it was determined.

                         [LOGO OF HIBBETT APPEARS HERE]



Dear Stockholder:

     You are invited to attend the annual meeting of the stockholders of Hibbett Sporting Goods, Inc. (the "Company"), which will be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, June 9, 1998, at 10:00 A.M., local time for the following purposes:

        (1) to elect three (3) Class II directors for a three year term expiring in 2001;

        (2) to increase the number of shares of common stock available for grant under the Company's 1996 Stock Option Plan by 300,000 shares, as more fully set forth under "Proposal No. 2";

        (3) to amend the Stock Plan for Outside Directors, as more fully set forth under "Proposal No. 3";

        (4) to appoint independent public accountants for the Company; and

        (5) to transact such other business as may come before the meeting.

        Information concerning these and certain other matters concerning the Company are contained in the accompanying Notice of Annual Meeting and Proxy Statement.

        It is important that your shares be voted at the annual meeting. Therefore, I urge you to read the accompanying Notice of Annual Meeting and Proxy Statement and to mark, sign and return your proxy on the card contained therein. Even if you plan to attend the meeting, please return your signed proxy as soon as possible.


                                    Sincerely,

                                    /s/ Michael J. Newsome
                                    ----------------------
                                    Michael J. Newsome
                                    President


May 1, 1998
Birmingham, Alabama

               _________________________________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 9, 1998
               _________________________________________________



To the Stockholders of
HIBBETT SPORTING GOODS, INC.


     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Hibbett Sporting Goods, Inc. will be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, June 9, 1998, at 10:00 A.M., local time, for the following purposes:

        (1) to elect three (3) Class II directors who will serve until the annual meeting of stockholders in 2001;

        (2) to increase the number of shares of common stock available for grant under the Company's 1996 Stock Option Plan by 300,000 shares, as more fully set forth under "Proposal No. 2";

        (3) to amend the Stock Plan for Outside Directors, as more fully set forth under "Proposal No. 3";

        (4) to appoint independent public accountants for the Company for fiscal year 1999; and

        (5) to transact such other business as may come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 9, 1998 as the record date for the determination of stockholders who will be entitled to notice of and to vote at the meeting.

     Each stockholder is requested to date, sign and return the accompanying proxy in the enclosed return envelope, to which no postage need be affixed if mailed in the United States.



                                    By order of the Board of Directors,

                                    /s/ Maxine B. Martin
                                    ---------------------------------
                                    Maxine B. Martin
                                    Secretary

                         HIBBETT SPORTING GOODS, INC.

            PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 9, 1998


                                 INTRODUCTION

SOLICITATION OF PROXIES

     The Board of Directors of Hibbett Sporting Goods, Inc. (the "Company") is furnishing this Proxy Statement to the stockholders of the Company in connection with its solicitation of proxies for use at the annual meeting of stockholders (the "Annual Meeting") to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 on Tuesday, June 9, 1998 at 10:00 A.M., local time, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy, together with a copy of the Company's annual report for the fiscal year ending January 31, 1998, were mailed to stockholders of the Company on or about May 1, 1998.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by giving written notice of revocation to the Secretary of the Company at its executive offices, 451 Industrial Lane, Birmingham, Alabama 35211, at any time before the proxy is voted. If a proxy has been duly executed and returned in time for the Annual Meeting, and has not been revoked, the shares represented thereby will be voted at the Annual Meeting by the persons designated in such proxy in accordance with the instructions set forth on the form of proxy. In the absence of instructions to the contrary, all proxies will be voted FOR the proposals described in this Proxy Statement. Michael J. Newsome and Susan H. Fitzgibbon are named as proxies in the enclosed form of proxy and have been designated as the directors' proxies by the Board of Directors.

RECORD DATE AND VOTING STOCK

     Each stockholder of record at the close of business on April 9, 1998 (the "Record Date") is entitled to vote at the Annual Meeting. Such stockholders will be entitled to cast one vote on each proposal to be voted on at the Annual Meeting for each share of the Company's common stock held on the Record Date.
As of the Record Date, there were 6,395,271 shares of the Company's common stock outstanding. There is no cumulative voting of the Company's common stock.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of April 3, 1998 by each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Company to own beneficially more than five percent of the Company's common stock:

                                             AMOUNT AND NATURE OF     PERCENT OF
NAME AND ADDRESS OF 5% BENEFICIAL OWNERS    BENEFICIAL OWNERSHIP(1)    CLASS(1)
------------------------------------------  -----------------------  -------------
The SK Equity Fund, L.P.(2)
SK Investment Fund, L.P.(2)
John D. Clark (2)
Allan W. Karp (2)
Christopher K. Reilly (2)
Thomas A. Saunders, III (2)
Two Greenwich Plaza, Suite 100
Greenwich, CT 06830.......................      2,486,721              38.9%

F. Barron Fletcher, III. (2)
Two Greenwich Plaza, Suite 100
Greenwich, CT 06830.......................      2,487,471              38.9%

John F. Megrue, Jr. (2)(3)
Two Greenwich Plaza, Suite 100
Greenwich, CT 06830.......................      2,492,721              39.0%

Provident Investment Counsel, Inc.(4)
300 North Lake Avenue
Pasadena, CA 91101-4022...................        710,999              11.1%

__________________________


(1) As used in this table "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days.
     Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

(2) Includes 2,459,812 shares owned by The SK Equity Fund, L.P. and 26,909 shares owned by SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of The SK Equity Fund, L.P. and SK Investment Fund, L.P. Messrs. Clark, Fletcher, Karp, Megrue, Reilly and Saunders are general partners of SKM Partners, L.P., and, therefore, may be deemed to have beneficial ownership of the shares shown above as being owned by The SK Equity Fund, L.P. and SK Investment Fund, L.P. Messrs. Clark, Fletcher, Karp, Megrue, Reilly and Saunders disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in SK Investment Fund, L.P.

(3)  Includes 4,000 shares held as custodian for Mr. Megrue's sons.

(4) Includes shares over which Provident Investment Counsel, Inc., a registered investment advisor, has discretionary authority to buy, sell and vote, as reported in a Schedule 13G filed with the Securities and Exchange Commission.

                        DIRECTORS AND EXECUTIVE OFFICERS

IDENTIFICATION

     The directors, nominees for directors and executive officers of the Company and their ages as of January 31, 1998, are as follows:

NAME                         AGE   POSITION
------                       ---   --------
Nominees for election to serve until annual meeting in 2001 (Class II)
----------------------------------------------------------------------
Carl Kirkland.............   57    Director

Michael J. Newsome........   58    President and Director

Thomas A. Saunders, III...   61    Director

Directors elected or appointed to serve until annual meeting in 1999 (Class III)
--------------------------------------------------------------------------------
Clyde B. Anderson.........   37    Director

H. Ray Compton............   55    Director


Directors elected or appointed to serve until annual meeting in 2000 (Class I)
------------------------------------------------------------------------------
F. Barron Fletcher, III...   30    Director

John F. Megrue, Jr........   39    Chairman of the Board; Director


Executive Officers Who Are Not Also Directors or Nominees for Director
----------------------------------------------------------------------

Susan H. Fitzgibbon.......   34    Vice President and Chief Financial Officer

Joy B. McCord.............   43    Vice President of Merchandising

Cathy E. Pryor............   34    Vice President of Store Operations

     Clyde B. Anderson has been a Director of the Company since 1987. Mr. Anderson has served as the Chief Executive Officer of Books-A-Million, Inc., a book retailer, since July 1992 and as Director and President of Books-A-Million, Inc. since November 1987.

     H. Ray Compton has been a director of the Company since January of 1997. Mr. Compton has been a Director, Executive Vice President and Chief Financial Officer of Dollar Tree Stores, Inc. since 1986 when he co-founded that company.

     Susan H. Fitzgibbon has been Vice President and Chief Financial Officer of the Company since April 1996. Prior to joining the Company, she held various financial positions at Bruno's, Inc., a supermarket store operator, from December 1992 through April 1996, serving most recently as Controller. Prior to Bruno's, Inc., Ms. Fitzgibbon served six years at Arthur Andersen LLP.

     F. Barron Fletcher, III has been a Director of the Company since 1995. Mr. Fletcher joined Saunders Karp & Megrue, L.P. in 1992 and was named partner in 1998. Prior to joining Saunders Karp & Megrue, L.P., from 1991 through 1992, Mr. Fletcher was a financial analyst with Wasserstein Perella & Co. where he served in the merchant banking department and also in mergers and acquisitions.

     Carl Kirkland has been a Director of the Company since January 1997. Mr. Kirkland is a co-founder of Kirkland's, Inc., a leading specialty retailer of decorative home accessories and gift items, and has served as the Chief Executive Officer and a director of Kirkland's since 1967. Mr. Kirkland also serves on the board of directors of Union Planters National Bank in Jackson, Tennessee.

     Joy B. McCord has been with the Company since 1986 and has been the Vice President of Merchandising at the Company since 1995. Prior to 1995, Ms. McCord held positions as sporting goods buyer and general merchandise manager.

     John F. Megrue, Jr. has been a Director and Chairman of the Board of the Company since 1995. Mr. Megrue has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue, L.P., a private equity investment firm, and each of the Funds, since 1992. From 1989 to 1992, Mr. Megrue served as a Vice President and Principal at Patricof & Co., a private equity investment firm, and prior thereto he served as a Vice President at C.M. Diker Associates, a private equity investment firm. Mr. Megrue is also Vice Chairman and director of Dollar Tree Stores, Inc. and a director of The Children's Place Retail Stores, Inc.

     Michael J. Newsome has been the President and a Director of the Company since 1981. Since joining the Company as an outside salesman over 30 years ago, Mr. Newsome has held numerous positions with the Company, including retail clerk, outside salesman to schools, store manager, district manager, division manager and President. Prior to joining the Company, Mr. Newsome worked in the sporting goods retail business for six years.

     Cathy E. Pryor has been with the Company since 1988 and has been the Vice President of Store Operations of the Company since 1995. Prior to 1995, Ms. Pryor held positions as a district manager and Director of Store Operations of the Company.

     Thomas A. Saunders, III, has been a Director of the Company since 1995. Mr. Saunders has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue, L.P. and each of the Funds, since 1990. Before founding Saunders Karp & Megrue, L.P., Mr. Saunders served as a Managing Director of Morgan Stanley & Co. Incorporated from 1974 to 1989 and as Chairman of The Morgan Stanley Leveraged Equity Fund II, L.P., from 1987 to 1989. Mr. Saunders is a member of the Board of Visitors of the Virginia Military Institute and is the Chairman of the Board of Trustees of the University of Virginia's Darden Graduate School of Business Administration. Mr. Saunders is also a Trustee of The Thomas Jefferson Memorial Foundation, the Cold Spring Harbor Laboratory and a director of Dollar Tree Stores, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of April 3, 1998, by (i) each director, (ii) the President, and (iii) each other executive officer whose total annual salary and bonus earned during the fiscal year ended January 31, 1998 exceeded $100,000 (the "Named Executive Officers"), and (iv) all directors and executive officers as a group:

                                AMOUNT AND NATURE            PERCENT OF
NAME OF DIRECTOR/OFFICER    OF BENEFICIAL OWNERSHIP(1)        CLASS(1)
--------------------------  --------------------------      -------------
Clyde B. Anderson (2).........     160,532                         2.5%

H. Ray Compton (3)............      11,450                          *

Susan H. Fitzgibbon (4).......       9,157                          *

F. Barron Fletcher, III (5)...   2,487,471                        38.9%

Carl Kirkland (6).............       7,500                          *

Joy B. McCord (7).............       8,830                          *

John F. Megrue, Jr. (5)(8)....   2,492,721                        39.0%

Michael J. Newsome (9)........     120,651                         1.9%

Cathy E. Pryor (10)...........      17,857                          *

Thomas A. Saunders, III (5)...   2,486,721                        38.9%

All Directors and Executive
Officers as a group:..........   2,829,448                        44.2%

____________________

*Less than one percent

(1) As used in this table "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days.
     Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

(2) Includes 15,291 shares owned by various trusts in respect of which Mr. Anderson's wife is the trustee and 4,196 shares owned by various trusts in respect of which Mr. Anderson is the trustee.

(3) Includes 7,500 shares subject to options and 950 shares held in various trusts.

(4) Includes 9,057 shares subject to options exercisable on or before May 5, 1998.

(5) Includes 2,459,812 shares owned by The SK Equity Fund, L.P. and 26,909 shares owned by SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of The SK Equity Fund, L.P. and SK Investment Fund, L.P. Messrs. Clark, Fletcher, Karp, Megrue, Reilly and Saunders are general partners of SKM Partners, L.P., and, therefore, may be deemed to have beneficial ownership of the shares shown above as being owned by The SK Equity Fund, L.P. and SK Investment Fund, L.P. Messrs. Clark, Fletcher, Karp, Megrue, Reilly and Saunders disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in SK Investment Fund, L.P.

(6)  Includes 7,500 shares subject to options.

(7) Includes 8,580 shares subject to options exercisable on or before May 5, 1998.

(8)  Includes 4,000 shares held as custodian for Mr. Megrue's sons.

(9) Includes 24,888 shares subject to options exercisable on or before May 5, 1998.

(10) Includes 17,857 shares subject to options exercisable on or before May 5, 1998.



                            THE BOARD OF DIRECTORS

COMPOSITION OF THE BOARD

     The Company's Certificate of Incorporation provides that the number of directors constituting the Board of Directors shall be such number, not more than nine or less than six, as is established from time to time by resolution of the Board of Directors pursuant to the Bylaws. The Board of Directors currently consists of seven directors who are divided into three classes of directors, designated Class I, Class II and Class III. Messrs. Fletcher and Megrue are currently serving as Class I directors, Messrs. Newsome, Saunders and Kirkland are currently serving as Class II directors, and Messrs. Anderson and Compton are currently serving as Class III directors. The Class II directors' terms will expire at the close of the Annual Meeting, while the Class III directors will continue to serve until the annual stockholder meeting in 1999, and the Class I directors will continue to serve until the annual stockholder meeting in 2000. The nominees for election at the Annual Meeting as Class II directors to serve until the annual meeting of stockholders in 2001 are Messrs. Kirkland, Newsome, and Saunders, who have been re-nominated. Upon Mr. Megrue's election as a Class I director at the annual stockholder meeting in 1997, he resigned as a Class III director. Consequently, a vacancy currently exists in the Class III directors, which may be filled by a vote of the majority of the directors pursuant to the Company's Certificate of Incorporation and Bylaws.

DIRECTOR COMPENSATION

     Under the Bylaws, each non-employee director is entitled to an annual fee of $10,000 plus $500 for each meeting. See "Executive Compensation -- Stock Plan for Outside Directors."

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During the fiscal year ended January 31, 1998, the Company's Board of Directors (the "Board") held four regularly scheduled meetings, and each director attended at least 75% of the aggregate of (a) the total number of regularly scheduled meetings of the Board and (b) the total number of meetings held by all committees of the Board on which the director served during the fiscal year ended January 31, 1998. The Board also held one special meeting in connection with the Company's secondary public offering, and each director attended the special meeting except for Messrs. Anderson, Kirkland, and Megrue.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has established an Executive Committee, an Audit Committee and a Compensation Committee. No member of the Audit Committee or Compensation Committee is or will be an officer or employee of the Company or any of its subsidiaries. The Company does not have a Nominating Committee.

     The Executive Committee is authorized to exercise certain of the powers and authorities of the Board of Directors in the management of the business and affairs of the Company. The authority of the Executive Committee does not extend to certain fundamental corporate transactions. The members of the Executive Committee are Messrs. Megrue, Chairman of the Committee, Anderson and Fletcher. The Executive Committee did not meet in the fiscal year ended January 31, 1998.

     The duties of the Audit Committee are to recommend to the Board the selection of independent certified public accountants to audit annually the books and records of the Company, to review the activities and the reports of the independent certified public accountants, and to report the results of such review to the Board. The Audit Committee also monitors the adequacy of the Company's internal controls. The members of the Audit Committee are Messrs. Compton, Chairman of the Committee, Anderson, Kirkland and Megrue. The Audit Committee met twice during the fiscal year ended January 31, 1998.

     The duties of the Compensation Committee are to make recommendations and reports to the Board with respect to the salaries, bonuses and other compensation to be paid to the Company's officers and to administer all plans relating to the compensation of such officers. The members of the Compensation Committee are Messrs. Anderson, Chairman of the Committee, Compton, Kirkland and Megrue. The Compensation Committee may establish a separate subcommittee, to be comprised of not less than two (2) of its members, each of whom shall be "non-employee directors" within the meaning set forth in Rule 16b-3 under the Exchange Act, and "outside directors" within the meaning set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the treasury regulations thereunder (the "Compensation Subcommittee"), for the purpose of taking certain actions relating to the compensation of one or more of the Company's executives in order to be consistent with the provisions of these regulations. The Compensation Committee met once during the fiscal year ended January 31, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires that executive officers and directors of the Company file reports of stock ownership and changes in ownership with the Securities and Exchange Commission on Form 3 (initial statement of ownership), Form 4 (monthly report), and Form 5 (annual report). Based solely upon a review of copies of such reports or representations that no annual reports on Form 5 for the fiscal year ended January 31, 1998 were required to be filed by officers or directors, the Company believes that Section 16(a) filing requirements applicable to its officers and directors were complied with during said fiscal year, except that a Form 4 was not timely filed for the SK Equity Fund, L.P. and the SK Investment Fund, L.P. for common stock sold in connection with the secondary public offering.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

     The following table sets forth the compensation earned by the Named Executive Officers in the fiscal year ended January 31, 1998:

                                   SUMMARY COMPENSATION TABLE
                                   --------------------------

                              ANNUAL COMPENSATION                             LONG TERM COMPENSATION
                      -----------------------------                   -----------------------------------
                                                                                AWARDS            PAYOUTS
                                                                      --------------------------  -------
                                                                                     SECURITIES
                                                                       RESTRICTED    UNDERLYING
NAME AND                                              OTHER ANNUAL      STOCK        OPTIONS       LTIP         ALL OTHER
PRINCIPAL POSITION    YEAR(1)    SALARY      BONUS    COMPENSATION      AWARDS      /SARS(#)(2)    PAYOUTS    COMPENSATION(3)
------------------    -------    ------      -----    ------------      ------     -----------     -------    --------------

Michael J. Newsome,       1998    $175,000   $137,800     -0-             -0-         20,000          -0-         $7,200
President and Director..  1997    $140,000   $183,600     -0-             -0-         22,475          -0-         $6,750
                          1996    $115,000   $126,274     -0-             -0-         40,983          -0-         $6,750

Susan H. Fitzgibbon,      1998     $95,300    $52,400     -0-             -0-          5,000          -0-         $2,160
Vice President and Chief  1997(4)  $71,000    $35,000     -0-             -0-         27,992          -0-            -0-
Financial Officer.......

Joy B. McCord,            1998     $64,400    $47,300     -0-             -0-          3,000          -0-         $4,879
Vice President of         1997     $59,400    $44,000     -0-             -0-         13,836          -0-         $3,541
Merchandising...........  1996     $55,250    $22,722     -0-             -0-          6,342          -0-         $2,873

Cathy E. Pryor,           1998     $97,100    $65,300     -0-             -0-         10,000          -0-         $4,370
Vice President of         1997     $73,077    $64,000     -0-             -0-         26,352          -0-         $4,309
Store Operations........  1996     $55,560    $38,401     -0-             -0-         12,684          -0-         $4,291

------------------

(1) Hibbett's fiscal year ends on the Saturday nearest to January 31 of each year.
(2) Consists of stock options granted pursuant to the Original Plan and the 1996 Plan, each as defined below.
(3) Consists of contributions by the Company under the Hibbett Sporting Goods, Inc. 401(k) Profit Sharing Plan.
(4)  Ms. Fitzgibbon joined the Company in April 1996.

STOCK OPTION PLANS

     The Company's stockholders approved and adopted the Hibbett Sporting Goods, Inc. Stock Option Plan (as amended from time to time, the "Original Plan") as of August 25, 1995, in order to provide selected officers and employees of the Company who are responsible for the conduct and management of its business with equity-based incentives in connection with the performance of their duties and responsibilities with the Company. The Original Plan authorized the granting of stock options for the purchase of up to 66,352 shares of common stock. Options on all of these shares have been granted and the Company's Board of Directors has discontinued future grants of stock options under the Original Plan. As of April 1, 1996, the Company's stockholders approved and adopted the Hibbett Sporting Goods, Inc. 1996 Stock Option Plan (as amended from time to time, the "1996 Plan") under which future grants of stock options under the Company's stock option program will be made. The 1996 Plan authorizes the granting of stock options for the purchase of up to 238,566 shares of common stock.

     The Original Plan and the 1996 Plan (collectively, the "Option Plans") provide for the grant of stock options, which may be non-qualified stock options or incentive stock options for tax purposes. The Option Plans are administered by the Compensation Committee, which may delegate its authority to administer the Option Plans to the Compensation Subcommittee in order to be consistent with the provisions of Section 162(m) of the Code and the treasury regulations thereunder. See "Report on Executive Compensation -- Deductibility of Compensation." Under the Option Plans, all full-time employees selected by the Compensation Committee will be eligible to receive options. The Compensation Committee is authorized to determine the terms and conditions of all option grants, subject to the limitations that the option price per share under the Option Plans may not be less than the fair market value of a share of common stock on the date of grant, and the term of an option may not be longer than ten years. Payment of the option price may be made in the discretion of the Compensation Committee in cash or common stock or a combination thereof. Options granted under the Option Plans are not transferable except by will or the laws of descent and distribution, and are exercisable during the optionee's life only by the optionee. In the event of a change in control (as defined in the Option Plans), the Compensation Committee may take any action it deems appropriate with respect to outstanding options.

     The Option Plans may be amended or terminated by the Compensation Committee from time to time to the extent deemed appropriate; provided, however, that no amendment shall be made (i) which would impair the rights of an optionee without such optionee's consent or (ii) in the case of the Original Plan, which would increase the number of shares reserved for issuance under such Plan or change the class of employee eligible to participate in such Plan absent stockholder approval.

STOCK PLAN FOR OUTSIDE DIRECTORS

     The Company's Board of Directors has adopted, and the Company's stockholders have approved the Hibbett Sporting Goods, Inc. Stock Plan for Outside Directors (the "Director Plan"), which provides for awards of nonqualified options to directors of the Company (other than Clyde B. Anderson) who are not employees of the Company, Saunders Karp & Megrue, L.P., or any affiliate of either of them ("Eligible Directors"). The purpose of the Director Plan is to promote the interests of the Company and its stockholders by increasing the proprietary interest of Eligible Directors in the growth and performance of the Company.

     Pursuant to the Director Plan, each Eligible Director will be granted an option to purchase 5,000 shares of common stock upon his/her initial election to the Board. On the last day of each fiscal year of the Company (commencing in fiscal year 1998), each Eligible Director shall be granted an additional option for 2,500 shares of common stock; provided that any person elected as an Eligible Director during a fiscal year will be granted an option for a prorated portion of 2,500 shares on the last day of the fiscal year during which such person was elected. Each option will (i) vest immediately and (ii) expire on the earlier of the tenth anniversary of the grant date or one year from the date on which an optionee ceases to be an Eligible Director. The exercise price per share of common stock will be 100% of the fair market value per share on the grant date.

     The maximum number of shares of common stock in respect of which options may be granted under the Director Plan is 50,000. Shares of common stock subject to options that are forfeited, terminated or canceled will again be available for awards. The shares of common stock to be delivered under the Director Plan will be made available from the authorized but unissued shares of common stock or from treasury shares. The number and class of shares available under the Director Plan and/or subject to outstanding options may be adjusted by the Board to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company.

EMPLOYEE STOCK PURCHASE PLAN

     The Company's Board has adopted and the Company's stockholders have approved the Hibbett Sporting Goods, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). Under the Employee Stock Purchase Plan, a maximum of 75,000 shares of common stock may be purchased from the Company by the employees through payroll withholding pursuant to a series of quarterly offerings. The Employee Stock Purchase Plan is established pursuant to the provisions of Section 423 of the Code. All full-time employees who have completed one year of service, except for employees who own common stock of the Company or options on such stock which represent more than 5% of the common stock of the Company, are eligible to participate. The Employee Stock Purchase Plan is administered by the Compensation Committee. The Compensation Committee has discretion to administer, interpret and construe any and all provisions of the Employee Stock Purchase Plan. The Compensation Committee's determinations will be conclusive. In the event of certain corporate transactions or events affecting the common stock or structure of the Company, the Compensation Committee may make certain adjustments set forth in the Employee Stock Purchase Plan. The Board may amend, alter or terminate the Plan at any time; provided that stockholder approval must generally be obtained for any change that would require stockholder approval under any regulatory or tax requirement that the Board deems desirable to comply with or obtain relief under and subject to the requirement that no rights under an outstanding option may be impaired by such action without the consent of the holder thereof. The purchase price of the common stock will be 85% of the fair market value of the common stock on the date of the offering commencement or termination, whichever is lower. The shares of common stock which may be purchased pursuant to the Employee Stock Purchase Plan will be made available from authorized but unissued shares of common stock or from treasury shares. No employee will be granted any right to purchase common stock with a value in excess of $25,000 per year.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning grants of stock options made to the Named Executive Officers during the fiscal year ended January 31, 1998:

                                                                                      POTENTIAL
                                                                                 REALIZABLE VALUE AT
                                                                                    ASSUMED ANNUAL
                                                                                 RATES OF STOCK PRICE
                                                                                     APPRECIATION
                                          INDIVIDUAL GRANTS                        FOR OPTION TERM
                        ------------------------------------------------------  ----------------------
                        NUMBER OF        % OF TOTAL
                        SECURITIES       OPTIONS/SARS    EXERCISE
                        UNDERLYING       GRANTED TO      OR BASE
                        OPTIONS/SARS     EMPLOYEES       PRICE      EXPIRATION
    NAME                GRANTED(1)       IN FISCAL YEAR  ($/SH)     DATE            5% (2)     10% (2)
----------              ------------     --------------  --------   ----------      -----      ------
Michael J. Newsome....   20,000          38.10%          $15.00     05/05/07       $409,000   $790,000
Susan H. Fitzgibbon...    5,000           9.52%          $15.00     05/05/07       $102,250   $197,500
Joy B. McCord.........    3,000           5.71%          $15.00     05/05/07       $ 61,350   $118,500
Cathy E. Pryor........   10,000          19.05%          $15.00     05/05/07       $204,500   $395,000

_________________

(1) These options were granted as of May 5, 1997 under the 1996 Plan, have a term of ten years, and vest over a five year period in equal installments beginning on the first anniversary of the grant date.

(2) The dollar amounts shown are based on certain assumed rates of appreciation and the assumption that the options will not be exercised until the end of the expiration periods applicable to the options. Actual realizable values, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock. There can be no assurance that the assumed rates of appreciation will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     No options were exercised by the Named Executive Officers during the fiscal year ended January 31, 1998. No stock appreciation rights were exercised by such executive officers or were outstanding at the end of the year. The following table sets forth certain information concerning unexercised options and fiscal year-end option values for the Named Executive Officers.

                                                      NUMBER OF
                                                      SECURITIES        VALUE OF
                                                      UNDERLYING     UNEXERCISED IN-
                                                     UNEXERCISED        THE-MONEY
                                                    OPTIONS/SARS     OPTIONS/SARS
                                                   AT FY-END (#)     AT FY-END ($)
                  SHARES ACQUIRED                   EXERCISABLE/     EXERCISABLE/
NAME                ON EXERCISE    VALUE REALIZED  UNEXERCISABLE   UNEXERCISABLE (1)
------            ---------------  --------------  --------------  -----------------

Michael J. Newsome.... -0-             -0-           20,888/62,570  $299,368/674,057

Susan H. Fitzgibbon... -0-             -0-            5,598/27,394   $61,081/282,150

Joy B. McCord......... -0-             -0-            6,996/16,182  $115,310/177,970

Cathy E. Pryor........ -0-             -0-           13,726/35,310  $230,488/385,767

____________________

(1) Based on the fair market value of the Company's common stock at the end of the fiscal year ended January 31, 1998 ($22.5625 per share) less the exercise price payable for such shares.

EMPLOYMENT AGREEMENT

     Michael J. Newsome, President of the Company, has entered into an employment agreement with the Company and a letter agreement with the Board of Directors of the Company (collectively, the "Employment Agreement") which took effect on November 1, 1995. The Employment Agreement has an initial term that expires on November 1, 1998, and provides for annual base salary and annual incentive bonuses and a one time grant of options to acquire 40,983 shares of the Company's common stock at an exercise price of $6.10 per share. In the event Mr. Newsome's employment is terminated without cause, the Employment Agreement provides that (i) Mr. Newsome will continue to receive his base salary and certain benefits for what would have been the remainder of the employment term determined without regard to such termination, provided Mr. Newsome does not breach the noncompetition clause contained therein, and (ii) the Company will have the right to purchase and Mr. Newsome will have the right to sell the shares of common stock held by him on October 31, 1995, at an agreed upon price. The Employment Agreement includes a noncompetition clause.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Clyde B. Anderson, H. Ray Compton, Carl Kirkland and John F. Megrue, Jr. No present or former officer of the Company or its subsidiaries serves as a member of the Compensation Committee. During fiscal year 1998, there were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board of Directors and/or Compensation Committee.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company believes that the terms of each transaction described below are comparable to, or more favorable to, the Company than the terms that would have been obtained in an arms' length transaction with an unaffiliated party.

     On November 1, 1995, the Company entered into an advisory agreement with

Saunders Karp & Megrue, L.P. ("SKM"), a limited partnership the general partner of which is SKM Partners L.P., which is also the general partner of each of the Funds. Pursuant to the advisory agreement SKM has agreed to provide certain financial advisory services to the Company. In consideration for these services, SKM is entitled to receive an annual fee of $200,000, payable quarterly in advance. The Company also has agreed to indemnify SKM for certain losses arising out of the provision of advisory services and to reimburse certain of SKM's out-of-pocket expenses.

     The Company and Clyde B. Anderson entered into an agreement effective as of August 1, 1996, pursuant to which Mr. Anderson would provide advisory services to the Company, which agreement has since terminated. In consideration of these services, Mr. Anderson received a fee of $25,000 in fiscal 1998.

     Effective as of August 1, 1996 the Company granted to Clyde B. Anderson options to buy 70,820 shares of common stock at an exercise price of $8.48 per share. The options were exercisable beginning six months after the closing of the initial public offering and ending nine months after the closing of the initial public offering. In June 1997, Mr. Anderson exercised these options (partially on a cashless basis) and received 57,206 shares of common stock in exchange for approximately $392,000 in cash and 13,614 shares of common stock.

     The Company has entered into a sublease agreement ("Sublease Agreement") with Books-A-Million, Inc. ("Books-A-Million"), a book retailer in the southeastern United States, whose chief executive officer, Clyde B. Anderson, is on the Company's Board of Directors, pursuant to which the Company subleases certain real estate from Books-A-Million in Florence, Alabama for one of its stores. The term of the Sublease Agreement expires in June 2008. Under the Sublease Agreement, the Company makes annual lease payments to Books-A-Million of approximately $191,000.


                       REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

     The Compensation Committee was established by the Board of Directors on January 10, 1997, to oversee the Company's compensation program for the officers of the Company. The Compensation Committee is comprised of Messrs. Anderson, Chairman of the Committee, Compton, Kirkland and Megrue. The primary function of the Compensation Committee is to make recommendations and reports to the Board of Directors with respect to salaries, bonuses and other compensation to be paid to the Company's officers and to administer all plans relating to the compensation of such officers.

COMPENSATION POLICY

     The Company's total compensation structure is comprised of annual base salary, annual cash bonus payments, and long term equity based compensation granted pursuant to the Option Plans. The Company's overall compensation program has been designed to attract and retain key executives and to provide appropriate incentives to these executives to maximize the Company's long-term financial results for the benefit of the stockholders. A significant portion of the executive compensation package is comprised of equity based compensation in order to align the interests of management with those of the stockholders. Individual compensation levels are based not only upon the relative success of the Company, but also upon the duties and responsibilities assumed by each officer, individual performance, and their attainment of individual and business unit goals.

     Base Salary. The salary levels for the Company's executive officers for the fiscal year ended January 31, 1998, including the salary of Mr. Newsome as President of the Company, are based upon individual performance and responsibility, as well as the salary levels paid by other similarly situated sporting goods and specialty retail companies. Based upon a review of similarly situated full-line sporting goods and specialty retail companies, the base salary levels approved by the Board of Directors are generally lower than the average salary levels of such companies.

     Cash Bonuses. The Company's cash bonus program is designed to provide short-term incentive compensation to the Company's officers based upon pre-established performance goals for both the Company and each officer. The

Compensation Committee determines the amounts of annual bonus awards for each officer based upon Company and individual performance. For the fiscal year ended January 31, 1998, the Compensation Committee approved the payment of cash bonuses to executive officers of the Company, which bonuses ranged from 56% of annual base salary to 79% of annual base salary and were based upon the standards described above, with particular emphasis on individual contribution to the success of the Company during the year and on the performance of those aspects of the Company's business for which each officer has responsibility.
The fiscal 1998 bonus amounts were based upon the recommendation of the Compensation Committee.

     Stock Options. The Option Plans provide for grants of stock options to the Company's key employees. The payment of equity based compensation to the Company's officers under the Option Plans is designed to focus their attention on the enhancement of stockholder value. On May 5, 1997, options to purchase a total of 52,500 shares of the Company's common stock at an exercise price of $15.00 were granted under the 1996 Plan to 25 employees, including a grant of 38,000 options to a total of four executive officers. Options granted under the 1996 Plan vest over a five year period, in equal installments, beginning on the first anniversary of the grant date. These awards granted to the Company's officers in fiscal year 1998 represent the Company's desire to align the interests of these individuals with the interests of the Company's stockholders and to provide incentives to these individuals to enhance the Company's growth and success. The size of the awards to individual executive officers was determined by the Compensation Committee based upon a subjective assessment of each officer's performance and individual contribution to the Company, his or her position and level of responsibility, and other factors.

     Compensation of President. The Compensation Committee reviews and approves the compensation of Michael J. Newsome, the Company's President. For the fiscal year ended January 31, 1998, Mr. Newsome earned compensation comprised of each of the components of the Company's executive compensation program described above. In evaluating the compensation of Mr. Newsome, the Compensation Committee considered not only the salaries of the presidents of other sporting goods and specialty retail companies, but also the importance of Mr. Newsome's influence on the continued financial growth and success of the Company in the future. The Compensation Committee believes that compensation under the various plans, both for Mr. Newsome and for the other executive officers, brings the total potential compensation to appropriate levels relative to their positions and levels of responsibility.

DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. The Compensation Committee does not believe that the limitations on deductibility imposed by Section 162(m) will be implicated by the Company's executive compensation program during fiscal year 1999. However, the Board of Directors has approved the establishment of a separate Compensation Subcommittee, to be comprised of not less than two (2) of its members, each of whom shall be "non-employee directors" within the meaning set forth in Rule 16b-3 under the Exchange Act, and "outside directors" within the meaning set forth in Section 162(m) of the Code and the treasury regulations thereunder, for the purpose of taking certain actions relating to the compensation of one or more of the Company's executives in order to be consistent with the provisions of these regulations. In any event, the Compensation Committee believes it will be able to manage the Company's executive compensation program in a manner which will preserve federal income tax deductions for the foreseeable future.


          /s/ Clyde B. Anderson                 /s/ Carl Kirkland
          ----------------------                ------------------

          /s/ H. Ray Compton                    /s/ John F. Megrue, Jr.
          -------------------                   ------------------------



     The Report on Executive Compensation shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof in the Company's Annual Report to Stockholders or its Annual Report on Form 10-K.

                               PERFORMANCE GRAPH

     The following graph compares the percentage change in the Company's cumulative total shareholder return on its common stock against a cumulative total return of the Standards & Poors 500 Index and the Company's Peer Group. The Peer Group consists of the following publicly traded full-line sporting
goods retail corporations:   Oshman's Sporting Goods, Inc., Gart Sports, Inc.
(formerly Sportmart, Inc.), Jumbo Sports, Inc., and Sports Authority, Inc. The graph below outlines returns for the period beginning with the Company's initial public offering October 11, 1996 to fiscal year end January 31, 1998. The Company has not paid any dividends. Total shareholder return for prior periods are not necessarily an indication of future performance.


[COMPARISON OF CUMULATIVE TOTAL RETURN GRAPH APPEARS HERE]

                                Total Return
                                ------------
Hibbett Sporting Goods, Inc.         $141.01
Standards & Poors 500 Index          $146.08
Peer Group                           $ 53.54

                               PROPOSAL NUMBER 1
                             ELECTION OF DIRECTORS


     The Company's Certificate of Incorporation provides that the number of directors constituting the Board of Directors shall be such number, not more than nine or less than six, as is established from time to time by resolution of the Board of Directors pursuant to the Bylaws. As noted above, the Board of Directors currently consists of seven directors who are divided into three classes, designated Class I, Class II and Class III. Messrs. Fletcher and Megrue are designated as Class I directors, Messrs. Newsome, Saunders and Kirkland are designated as Class II directors, and Messrs. Anderson and Compton are designated as Class III directors. The Class II directors' terms will expire at the close of the Annual Meeting in 1998, while the Class III directors will continue to serve until the annual stockholder meeting in 1999, and the Class I directors will serve until the annual stockholder meeting in 2000.

     The Board of Directors proposes the re-election of Carl Kirkland, Michael
J. Newsome, and Thomas A. Saunders, III as Class II directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 2001 and until their successors are elected and qualified. Proxies may not be voted for a greater number of persons than the nominees named herein.

     The election of each nominee requires the affirmative vote of the holders of a plurality of the shares of the Company's common stock cast in the election of directors. Votes that are withheld and shares held in street name that are not voted in the election of directors (broker nonvotes) will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors.

     If the nominee becomes unavailable for election, which is not anticipated, the directors' proxies will vote for the election of such other person as the Board of Directors may recommend unless the Board reduces the number of directors.

     The Board recommends that the stockholders vote FOR the nominees.


                               PROPOSAL NUMBER 2
                  APPROVAL OF AMENDMENT TO STOCK OPTION PLAN

     The Company's stockholders approved and adopted the Hibbett Sporting Goods, Inc. Stock Option Plan (as amended from time to time, the "Original Plan") as of August 25, 1995, in order to provide selected officers and employees of the Company who are responsible for the conduct and management of its business with equity-based incentives in connection with the performance of their duties and responsibilities with the Company. The Original Plan authorized the granting of stock options for the purchase of up to 66,352 shares of common stock. Options on all of these shares have been granted and the Company's Board of Directors has discontinued future grants of stock options under the Original Plan.

     As of April 1, 1996, the Company's stockholders approved and adopted the Hibbett Sporting Goods, Inc. 1996 Stock Option Plan (as amended from time to time, the "1996 Plan") under which future grants of stock options under the Company's stock option program will be made. The 1996 Plan currently authorizes the granting of stock options for the purchase of up to 238,566 shares of common stock. As of April 10, 1998, substantially all of the shares reserved for issuance thereunder were subject to outstanding options.

     The Board of Directors proposes to amend the 1996 Plan to provide for an increase of 300,000 in the number of shares of common stock reserved thereunder from 238,566 to 538,566. The Board of Directors believes that the increase in the number of shares of common stock available for issuance as proposed will provide the Compensation Committee with greater flexibility in the administration of the 1996 Plan and is appropriate given the Company's growth plans.

     The Board recommends that stockholders vote FOR the proposal.

                               PROPOSAL NUMBER 3
                 AMENDMENT TO STOCK PLAN FOR OUTSIDE DIRECTORS

     The Company's Board of Directors has previously adopted, and the Company's stockholders have previously approved, the Hibbett Sporting Goods, Inc. Stock Plan for Outside Directors (the "Director Plan"), which provides for awards of nonqualified options to directors of the Company (other than Clyde B. Anderson) who are not employees of the Company, Saunders Karp & Megrue, L.P., or any affiliate of either of them ("Eligible Directors"). The Board of Directors proposes to amend the Director Plan to include Mr. Anderson as an Eligible Director on a prospective basis because a previous agreement with him has expired (see "Certain Relationships and Related Transactions").

     The Board recommends that stockholders vote FOR the proposal.


                               PROPOSAL NUMBER 4
                             APPROVAL OF AUDITORS

     A proposal to approve the appointment of the firm of Arthur Andersen LLP as the principal independent accountants of the Company to audit the financial statements of the Company for the fiscal year ending January 30, 1999, will be presented to the stockholders at the annual meeting. The Audit Committee of the Board recommends the appointment of Arthur Andersen LLP, which has served as the principal independent accountants for the Company since 1990. A representative of Arthur Andersen LLP is expected to be present at the meeting to respond to any questions from stockholders.

     If the stockholders do not approve the appointment of Arthur Andersen LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

     The Board recommends that stockholders vote FOR the proposal.

                                 OTHER BUSINESS

     The Company's Board of Directors knows of no other matters to be brought before the meeting other than as described in this Proxy Statement. However, if any other proper matters are brought before the meeting, the persons named in the enclosed proxy, or in the event no person is named, Michael J. Newsome and Susan H. Fitzgibbon, will vote in accordance with their best judgment on such matters.


                           MISCELLANEOUS INFORMATION

PROPOSALS OF STOCKHOLDERS

     In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 1999, the proposal must be received by the Company at its executive offices, 451 Industrial Lane, Birmingham, Alabama 35211, on or before January 15, 1999.

GENERAL

     The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally or by telephone or other means of communication. The Company will request certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares of the Company held of record by such persons, and the Company will reimburse reasonable forwarding expenses.

     This Proxy Statement is being mailed together with an Annual Report of the Company for the fiscal year ended January 31, 1998. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, as filed with the Securities and Exchange Commission, will be furnished upon request.
The exhibits to the Form 10-K will be furnished upon request and payment of the cost of reproduction. Such written request should be directed to the Company at its address stated herein.

                                    By Order of the Board of Directors

                                    /s/ Maxine B. Martin
                                    ----------------------------------
                                    Maxine B. Martin
                                    Secretary

                         HIBBETT SPORTING GOODS, INC.

   This Proxy is Solicited by the Board of Directors for the Annual Meeting
                  of Stockholders to be Held on June 9, 1998.


The undersigned hereby constitutes and appoints Michael J. Newsome and Susan H. Fitzgibbon, or either of them, with full power of substitution in each, proxies to vote all shares of Common Stock of Hibbett Sporting Goods, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203, on Tuesday, June 9, 1998, and at all adjournments thereof, as follows:

        Election of Directors, Nominees:

        Carl Kirkland, Michael J. Newsome, Thomas A. Saunders, III

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

[X] Please mark your votes as in this example.
IF NO PREFERENCE IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES AND "FOR" PROPOSALS #2, #3 AND #4.

1.  Election of Directors.               FOR [ ]       WITHHELD [ ]

For, except vote withheld from the following nominees:
-------------------------------------------------------------------------------
                (Continued, and to be Signed, on Reverse Side)

2. Approval of increase in common stock reserved for grants under the 1996 Stock Option Plan.

                FOR [ ]         AGAINST [ ]             ABSTAIN [ ]

3.  Amendment to Stock Plan for Outside Directors.

                FOR [ ]         AGAINST [ ]             ABSTAIN [ ]

4.  Ratification of the selection of Arthur Andersen LLP as auditors.

                FOR [ ]         AGAINST [ ]             ABSTAIN [ ]


                                        IMPORTANT: Please sign this Proxy
                                        exactly as your name or names appear
                                        hereon. If shares are held by more
                                        than one owner, each must sign.
                                        Executors, administrators, trustees,
                                        guardians, and others signing in a
                                        representative capacity should give
                                        their full titles.


                                        -----------------------------------
                                         Signature of Shareholder  (DATE)


                                        -----------------------------------
                                         Signature of Shareholder  (DATE)